Exhibit 99.1

Consolidated Financial Statements and Report of Independent Certified Public Accountants

Kashiv BioSciences, LLC and Subsidiaries

December 31, 2025 and 2024

GRANT THORNTON LLP 757 Third Ave., 9th Floor New York, NY 08817 D +1 212 599 0100 F +1 212 370 4520	REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Managers Kashiv BioSciences, LLC

Opinion
We have audited the consolidated financial statements of Kashiv BioSciences, LLC (a Delaware limited liability company) and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive loss, changes in members’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for opinion
We conducted our audits of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial doubt about the company’s ability to continue as a going concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s cash used in operations was approximately $106.3 million during the year ended December 31, 2025, and as of that date, the Company had an accumulated deficit of $27.7 million and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

GT.COM	Grant Thornton LLP is a U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.

Emphasis of matter
As discussed in Note 3, the 2024 consolidated financial statements have been restated to correct misstatements. Our opinion is not modified with respect to this matter.

Responsibilities of management for the financial statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are issued.

Auditor’s responsibilities for the audit of the financial statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

•      Exercise professional judgment and maintain professional skepticism throughout the audit.
•      Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•      Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•      Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•      Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Grant Thornton LLP

New York, New York June 1, 2026

Kashiv BioSciences, LLC and Subsidiaries
CONSOLIDATED BALANCE SHEETS

December 31,

ASSETS	2025	2024
		As Restated
Current assets
Cash	$19,466,441	$3,770,844
Accounts receivable, net of allowance for credit losses	2,636,062	674,143
Accounts receivable – related party	5,074,770	7,075,543
Inventories	11,315,857	14,056,027
Prepaid expenses and other current assets	16,196,067	8,263,827

Total current assets	54,689,197	33,840,384

Restricted cash	4,010,036	-
Other long-term assets	2,436,799	1,594,731
Right-of-use asset, net	12,931,528	16,365,832
Right-of-use asset, net - related party	6,610,918	7,135,520
Property and equipment, net	94,877,259	57,857,503

Total assets	$175,555,737	$116,793,970

LIABILITIES AND MEMBERS’ DEFICIT

Current liabilities
Accounts payable, including amounts due to related parties of $206,411 and $247,486, respectively.	$19,087,913	$9,086,550
Accrued liabilities	9,179,982	8,098,172
Lease liability - short-term	4,379,500	3,899,995
Lease liability – short-term – related party	464,881	266,477
Current portion of long-term notes payable	1,500,000	-

Total current liabilities	34,612,276	21,351,194

Long-term portion of debt, net	149,293,028	-
Long-term portion of debt, net – related party	-	465,794,699
Lease liability - long-term	10,041,519	14,096,692
Lease liability - long-term - related party	6,885,772	7,350,652
Other long-term liability	1,611,214	413,359
Profit interests participation unit compensation	298,431	235,468
Interest payable – related party	-	53,203,431
Deferred revenue	525,000	3,165,886
Deferred revenue – related party	-	13,470,107

Total liabilities	203,267,240	579,081,488

Commitments and contingencies

Members’ deficit	(27,711,503)	(462,287,518)

Total liabilities and members’ deficit	$175,555,737	$116,793,970

The accompanying notes are an integral part of these consolidated financial statements.

Kashiv BioSciences, LLC and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

Years ended December 31,

	2025	2024
		As Restated

Commercial and contract research revenue	$962,423	$-
Commercial and contract research revenue – related party	13,997,095	11,458,755
License and milestone revenue	12,400,000	280,000
License and milestone revenue – related party	38,410,994	9,962,971
Royalty revenue – related party	14,184,856	16,012,849
Total revenues	79,955,368	37,714,575

Costs and expenses
Cost of goods sold	33,430,385	36,194,528
Cost of goods sold – related party	19,021,156	12,500,379
Selling, general and administrative	13,734,170	15,014,963
Research and development	99,172,260	58,377,185

Total operating expenses	165,357,971	122,087,055

Operating loss	(85,402,603)	(84,372,480)

Other expense	(4,477,448)	(2,190,693)
Interest expense	(7,607,935)	-
Interest expense – related party	(11,563,405)	(38,154,152)

Net loss	(109,051,391)	(124,717,325)

Foreign currency translation adjustment	(384,304)	(892,937)

COMPREHENSIVE LOSS	$(109,435,695)	$(125,610,262)

The accompanying notes are an integral part of these consolidated financial statements.

Kashiv BioSciences, LLC and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT
Years ended December 31, 2025 and 2024

	Members’ Interest	Additional Members’ Capital	Retained Earnings	AOCI	Total Members’ Deficit
Balance as of December 31, 2023 (AS RESTATED)	$474,274,984	$12,548,474	$(806,975,714)	$(1,514,150)	$(321,666,406)

Asset assignment from Shivanka Research, LLC	-	-	(500,000)	-	(500,000)
Kashiv BioSciences Private Limited Acquisition (as restated)	-	-	(12,204,000)	-	(12,204,000)
Amneal BioSciences Private Limited Acquisition (as restated)	-	-	(3,097,520)	-	(3,097,520)
Profit interests compensation	-	790,670	-	-	790,670
Net loss (as restated)	-	-	(124,717,325)	-	(124,717,325)
Equity adjustment from foreign currency translation (as restated)	-	-	-	(892,937)	(892,937)

Balance as of December 31, 2024 (AS RESTATED)	474,274,984	13,339,144	(947,494,559)	(2,407,087)	(462,287,518)

Profit interests participation units assigned to Kashiv Biosciences HoldCo, LLC	1,424,638	(1,424,638)	-	-	-
Debt assigned to Kashiv Biosciences HoldCo, LLC	-	535,261,533	-	-	535,261,533
Issuance of warrants in connection with Term Loans	-	2,105,000	-	-	2,105,000
Capital contribution from Kashiv Intermediate Holdco, LLC	-	6,000,000	-	-	6,000,000
Profit interests compensation	645,177	-	-	-	645,177
Net loss	-	-	(109,051,391)	-	(109,051,391)
Equity adjustment from foreign currency translation	-	-	-	(384,304)	(384,304)

Balance as of December 31, 2025	$476,344,799	$555,281,039	$(1,056,545,950)	$(2,791,391)	$(27,711,503)

The accompanying notes are an integral part of these consolidated financial statements.

Kashiv BioSciences, LLC and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31,

	2025	2024
		As Restated
Cash flows from operating activities
Net loss	$(109,051,391)	$(124,717,325)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,983,409	4,063,101
Right-of-use asset amortization	3,434,303	2,807,886
Right-of-use asset amortization – related party	524,603	343,109
Amortization of debt issuance costs and discount	1,057,291	-
Payment-in-kind (PIK) interest	6,137,822	-
Non-cash stock-based compensation	708,131	790,671
Change in operating assets and liabilities:
Accounts receivable	(1,961,919)	2,020,087
Accounts receivable – related party	2,000,773	(3,584,323)
Prepaid expenses and other current assets	(7,932,240)	1,903,022
Inventory	2,740,169	523,330
Other long-term assets	(842,061)	(7,977,480)
Accounts payable and other current liabilities	10,001,364	(2,233,859)
Interest payable – related party	1,563,404	13,894,880
Deferred revenue	(2,640,886)	(2,685,577)
Deferred revenue – related party	(13,470,107)	13,470,107
Other long-term liability	1,197,856	413,359
Accrued liabilities	1,081,809	952,296
Operating lease liabilities, net	(3,575,667)	(3,476,123)
Operating lease liabilities, net – related party	(266,477)	(84,415)

Net cash used in operating activities	(106,309,814)	(103,577,254)

Cash flows from investing activities
Purchases of property and equipment	(40,003,164)	(25,515,319)

Net cash used in investing activities	(40,003,164)	(25,515,319)

Cash flows from financing activities
Capital contribution from Kashiv Intermediate Holdco, LLC	6,000,000	-
Proceeds from issuance of Rupee Term Loan Facility	6,783,202	-
Proceeds from issuance of Term Loan Credit Agreement	146,525,000	-
Payment of deferred financing costs	(6,680,287)	-
Repayment of principal on Term Loans	(925,000)	-
Acquisition of business, net of cash acquired (Kashiv Biosciences Pvt. Ltd)	-	(11,168,662)
Acquisition of business, net of cash acquired (Amneal Biosciences Pvt. Ltd)	-	(3,310,000)
Repayment of acquired debt (Amneal Biosciences Pvt. Ltd)	-	(9,600,000)
Asset assignment from Shivanka Research, LLC	-	(500,000)
Repayment related parties’ credit line promissory notes	(15,000,000)	(3,900,000)
Proceeds from related parties’ credit line promissory notes	29,700,000	159,930,000

Net cash provided by financing activities	166,402,915	131,451,338

Foreign currency impact on cash	(384,304)	(892,937)

NET INCREASE IN CASH	19,705,633	1,465,828

Cash, and restricted cash, beginning of year	3,770,844	2,305,016

Cash, and restricted cash, end of year	$23,476,477	$3,770,844

Supplemental disclosure of cash flow information
Cash paid during the year for interest, net of capitalized interest	$25,529,514	$24,000,000
Cash paid during the year for taxes	$1,716,656	$1,080,720

The accompanying notes are an integral part of these consolidated financial statements.

Kashiv BioSciences, LLC and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS - CONTINUED
December 31, 2025 and 2024

	2025	2024
		As Restated
Supplemental disclosure of non-cash investing and financing activities
Debt assigned to Kashiv Biosciences HoldCo, LLC	$535,261,533	$-
Fair value of warrants issued in connection with term loans	2,105,000	-
Reclassification of profit interests participation units to membership interests in connection with the Reorganization	1,424,638	-

The following table provides a reconciliation of the cash, cash equivalents and restricted cash balances as of each of the periods shown above:

	2025	2024
		As Restated

Cash	$19,466,441	$3,770,844
Long-term restricted cash	4,010,036	-

Total cash and long-term restricted cash	$23,476,477	$3,770,844

The accompanying notes are an integral part of these consolidated financial statements.

Kashiv BioSciences, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

NOTE 1 - NATURE OF OPERATIONS
Organization and Business
Kashiv BioSciences, LLC, (the “Company” or “Kashiv” or “KB”) is a biopharmaceutical research, development, and manufacturing company. The Company is advancing a robust pipeline of biosimilars, complex peptides and enzyme-based programs via agreements with third parties in order to improve access to biologics and complex medicines for patients, physicians, and payers. The Company was formed in August 2010 as a Delaware limited liability company (“LLC”) and is governed by an LLC agreement (the “Operating Agreement”).
Reorganization
In March 2025, the Company completed a corporate reorganization (the “Reorganization”) to simplify its ownership structure. In connection with the Reorganization, Kashiv BioSciences Holdco, LLC (“Holdco”) and Kashiv Intermediate Holdco, LLC (“Intermediate”) were formed. As part of the Reorganization, the members of the Company contributed all of their ownership interests, including Profit Participation Units (“PPUs”), in Kashiv to Holdco in exchange for economically equivalent ownership interests in Holdco. Immediately following this transaction, Holdco held 100% of the equity interests in the Company, with the members maintaining their respective proportional ownership interests on an indirect basis through Holdco.
Subsequently, Holdco contributed its ownership interests in Kashiv to Intermediate in exchange for units in Intermediate, resulting in Kashiv becoming a wholly owned subsidiary of Intermediate. In connection with this restructuring, the Company’s historical equity structure, which included multiple classes of units (including PPUs), was simplified into a single class of Common Units, as that term is defined in the Tenth Amended and Restated LLC Agreement. This conversion did not change the economic rights, vesting conditions, or ownership interests of the holders.
In addition, an existing credit funding loan of the Company was assigned to Holdco, and the related security interest in the Company’s assets was terminated.
The Reorganization was accounted for as an equity reorganization among entities under common control. Because the Reorganization did not result in a substantive change in ownership or control at the ultimate parent level, the Company’s assets and liabilities continue to be reflected at their historical carrying amounts. The Reorganization did not involve the exchange of cash or other consideration and was reflected as a capital transaction within the consolidated statement of changes member’s deficit.
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and contain all adjustments necessary for a fair presentation of the consolidated financial statements. These financial statements reflect the accounts of the Company, which is a wholly owned subsidiary of Intermediate, and are presented on a standalone basis. Accordingly, the accounts of Intermediate and other parent entities are not included. All material intercompany accounts and transactions have been eliminated in consolidation. From time to time, the Company receives capital contributions from Intermediate to fund operations or for general corporate purposes.

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2025 and 2024
The common control transaction to acquire Kashiv Biosciences Private Limited (“Kashiv India”, “Kashiv Biosciences Pvt Ltd”) on January 1, 2024, as described in Note 3, was deemed to have met the definition of a business as per Accounting Standard Codification (“ASC”) 805, Business Combinations (“ASC 805”). As such, a change in the reporting entity occurred, as defined in ASC 250, Accounting changes and error corrections (“ASC 250”). Comparative financial information shall only be adjusted for periods during which the entities were under common control. Since common control between the Company and Kashiv India existed as of January 1, 2023, the comparative information needs to be combined. Accordingly, for periods in which the combining entities were under common control, the change in reporting entity was recognized retrospectively for all periods during which the entities were under common control. The assets and liabilities of the business are carried forward at the carrying amounts with no adjustments for fair value, intercompany balances and transactions are eliminated from the consolidated financial statements, and any difference between the consideration paid or transferred and the net assets acquired is reflected as an equity transaction.
The common control transaction to acquire Amneal Biosciences Private Limited (“Pipan”, “Amneal Biosciences Pvt. Ltd”) on April 30, 2024, as described in Note 3, was deemed to have met the definition of as asset acquisition, and did not meet the definition of a business, as per ASC 805. As such, the transfer of net assets that are not a business do not constitute a change in the reporting entity, as defined in ASC 250, and are accounted for prospectively in the period in which the transfer occurs, and is recorded at carrying value.
Liquidity
The process of drug development can be costly, and the timing and outcomes of clinical trials is uncertain. The assumptions upon which the Company has based its estimates are routinely evaluated and may be subject to change. The actual amount of the Company’s expenditures will vary depending upon several factors, including, but not limited to, the design, timing and duration of future clinical trials, the progress of the Company’s research and development programs and the level of financial resources available. The Company has the ability to adjust its operating plan spending levels based on the timing of future clinical trials, which will be predicated upon adequate funding to complete the trials.
The Company has limited capital resources and has incurred recurring operating losses and negative cash flows from operations since inception. The Company used cash from operations of $106.3 million in 2025 and had an accumulated deficit of $27.7 million as of December 31, 2025. The Company has financed its business operations to date from capital and debt from related party investors and third party lenders. The Company raised debt in 2025 in both the US and India in order to fund future operations and continue its clinical development programs.
The financing obtained, along with continued support from the related party investors and projected license and milestone revenues, is expected to fund the operations of the Company through year end 2026. Product approvals and additional revenue streams are expected to result in significant growth from additional revenue sources and collaboration contracts in 2026. However, there is no guarantee that the planned growth opportunities will be successfully executed or have the expected benefits. As there can be no assurance that the Company will be able to effectively implement its plans within one year after the issuance date, based on the factors above, management concluded that there is substantial doubt about the Company’s ability to continue as a going concern through such one-year period.
The accompanying consolidated financial statements have been prepared as though the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2025 and 2024
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the identification of performance obligations, including the assessment of material rights, the determination of variable consideration and allocation of transaction price in revenue arrangements, the recoverability and useful lives of long-lived assets, the determination of reserves for excess and obsolete inventory, estimates of expected credit losses on receivables, assumptions used in the fair value of equity-based instruments, including warrants and Profit Participation Units, the determination of the incremental borrowing rate for leases, and the evaluation of contingencies and litigation. Actual results could differ from those estimates.
Risks and Uncertainties
The Company is subject to risks common in the pharmaceutical industry. Development of new pharmaceutical products is a difficult and lengthy process that requires significant financial resources along with technical and regulatory expertise. Uncertainties include, but are not limited to, the ability to develop and commercialize product, the ability to gain regulatory approvals, dependency on key customers and suppliers including for certain active pharmaceutical ingredients, potential product liability risks that are inherent in the development, clinical testing and manufacturing of human therapeutic products and the ability to create and protect intellectual property rights.
Revenue Recognition
The Company recognizes revenue in accordance with the authoritative guidance of ASC 606, Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which it expects to be entitled to in exchange for those goods or services.
The Company’s principal sources of revenue are pharmaceutical manufacturing, research, and development and product licensing services that focus on developing innovative technologies, improved medicines, and life-cycle management products. To determine revenue recognition for contracts with customers, the Company performs the following five steps in accordance with ASC 606: (i) identify the contract with a customer; (ii) identify the performance obligations in the contract, (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies the performance obligation. The Company’s contracts are service contracts that generally have a duration of a few months to several years with revenue being recognized over time as services are provided to the customer in satisfaction of its performance obligations.
The majority of the Company’s contracts can be terminated by the customer either immediately or after a specified notice period. Upon early termination, the contracts generally require the customer to pay the Company for: (i) consideration earned through the termination date, which is consistent with the level of cost and effort expended through the termination date; (ii) consideration for services to complete the work still required to be performed and reimbursement for other related expenses, as applicable; and (iii) reimbursement for certain non-cancelable expenditures.
The Company sells its services to clients under sales contracts which generally consist of master supply agreements, product development and manufacturing supply agreements and statements of works which are governed by the terms and conditions of the master agreement. The Company recognizes commercial revenue from the sale of product at the time of title transfer to its customers. Substantially all of the Company’s research and service revenues are recognized over time as the Company performs the service and satisfies the performance obligation using output methods. Certain contracts may result in revenue being recognized at a point in time. For these contracts, revenue is recognized when the customer obtains control of the promised goods or services. The Company records revenues net of estimated variable consideration, as applicable, in its transaction price as follows:

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2025 and 2024
Royalty Revenue
Revenue from royalties is recognized in accordance with ASC 606-10-55-65 at the later of (i) when the subsequent sale or usage occurs or (ii) when the related performance obligation has been satisfied. The Company concluded that the license is the predominant performance obligation to which the royalties relate; therefore, revenue is recognized when the underlying sales occur. For the years ended December 31, 2025 and 2024, revenues from royalties of a related party were $14.2 million and $16.0 million, respectively.
Contract Research Revenue
Revenue from contract research services is recognized after contract signing and as performance obligations are satisfied. Contract research contracts generally range in duration from a few weeks to a few years and typically take the form of an agreed-upon fixed fee arrangement. Such contracts typically do not contain acceptance provisions based upon the achievement of certain study or laboratory testing results. Contracts contain either one or multiple performance obligations. Revenue from contract research services, all of which were with related parties, were $1.9 million and $1.6 million for the years ended December 31, 2025 and 2024, respectively.
Commercial Revenue
Revenue from commercial manufacturing services is recognized when the customer obtains control of the product based on the contractual shipping terms of the contract, at which time the performance obligation is deemed to be completed. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products to a customer. Revenue from commercial manufacturing services were $13.1 million (of which $12.0 million is with related parties) and $9.9 million (the entire amount being with related parties) for the years ended December 31, 2025 and 2024, respectively.
Milestone Revenue
Revenue from license and milestone arrangements may include variable consideration. Milestone payments are contingent upon the achievement of specified events and are included in the transaction price only to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur. The Company evaluates these milestones at contract inception and at each reporting period and recognizes revenue when the uncertainty is resolved or when it becomes probable that a significant reversal will not occur, and the related performance obligation has been satisfied. Revenues from milestones were $50.8 million (of which $38.4 million is with related parties) and $10.2 million (of which $10.0 million is with related parties) for the years ended December 31, 2025 and 2024, respectively. Deferred revenues from milestones which are included within long-term liabilities were $0.5 million (none of which is with related parties) and $16.6 million (of which $13.5 million is with related parties) as of December 31, 2025 and 2024, respectively (see Note 5).

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2025 and 2024
License and Collaboration Agreements
The Company evaluates its collaborative arrangements pursuant to ASC 808, Collaborative Arrangements, and ASC 606. The Company considers the nature and contractual terms of collaborative arrangements and assesses whether the arrangement involves a joint operating activity pursuant to which the Company is an active participant and is exposed to significant risks and rewards with respect to the arrangement. If the Company is an active participant and is exposed to significant risks and rewards with respect to the arrangement, the Company accounts for the arrangement as a collaboration under ASC 808. If it is not exposed to significant risks and rewards and the contract is with a customer, the Company accounts for the collaboration under ASC 606. Payments pursuant to collaborative arrangements may include non-refundable upfront payments, development milestone payments upon the achievement of significant development and regulatory events, commercial sales milestones, and royalties on product sales. The amount of variable consideration is constrained until it is probable that the revenue is not at a significant risk of reversal in a future period. In determining the appropriate amount of revenue to be recognized as the Company fulfills its obligations under a collaboration arrangement, the Company applies the five-step model of ASC 606: (i) identify the contract with a customer; (ii) identify the performance obligations in the contract, including whether they are capable of being distinct; (iii) determine the transaction price, including the constraint on variable consideration; (iv) allocate the transaction price to the performance obligations; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company applies significant judgment when evaluating whether contractual obligations represent distinct performance obligations, allocating transaction price to performance obligations within a contract, determining when performance obligations have been met, and assessing the recognition of variable consideration. When consideration is received prior to the Company completing its performance obligation under the terms of a contract, a contract liability is recorded as deferred revenue. Deferred revenue expected to be recognized as revenue within the twelve months following the balance sheet date is classified as a current liability within Accrued liabilities.
Contract Liabilities
Deferred revenue is recorded when cash is received in advance of performance of the obligation. Deferred revenue represents the future performance obligations to transfer control of products or services for which we have already received consideration. Deferred revenue will be subsequently recognized as revenue upon the satisfaction of the underlying performance obligations under the contract.
Revenue recognized from amounts included in deferred revenue at the beginning of the year was approximately $16.3 million and $3.1 million, respectively, for the years ended December 31, 2025 and 2024. Total deferred revenue was approximately $0.5 million, $16.6 million and $6.1 million as of December 31, 2025, 2024, and 2023, respectively.
Research and Development Costs
Research and development costs are expensed to operations as incurred. Research and development costs include salaries, certain building and facility expenses, clinical and contract research organization, materials, and laboratory costs.
The Company determines expenses related to clinical studies based on estimates of the services received and efforts expended pursuant to contracts with multiple contract research organizations that conduct and manage clinical studies on its behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. Payments under some of these contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. In accruing service fees, the Company estimates the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, the accrual is adjusted accordingly. The expenses for some trials may be recognized on a straight-line basis if the expected costs are expected to be incurred ratably during the period. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the consolidated financial statements as prepaid or accrued expenses.

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2025 and 2024
Cash
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company maintains its cash in bank checking and money market accounts, as well as foreign accounts, which, at times, may be in excess of insured limits. As of December 31, 2025 and 2024, the Company had cash balances that exceeded federally insured limits by approximately $19.2 million and $3.5 million, respectively.
Restricted Cash
As of December 31, 2025, the Company had $4.0 million of restricted cash related to a letter of credit posted as security under a long-term lease agreement. Subject to the Company’s continued compliance with the lease and the absence of an event of default, the face amount of the letter of credit is reduced by $0.5 million on each annual anniversary after the first twelve months of rent payments, until the face amount is reduced to $0.5 million. Until such reductions occur, the landlord retains the right to draw upon the full remaining balance of the letter of credit.
Accounts Receivable
The Company records accounts receivable at amounts due from customers, net of a provision for current expected credit losses. The Company evaluates the adequacy of the allowance for credit losses on a periodic basis. This evaluation includes historical loss experience, length of time receivables are past due, adverse situations that may affect a customer’s ability to pay its obligations to the Company, prevailing market conditions and historical patterns of actual credits issued. The Company writes off accounts receivable against the provision for current expected credit losses when a balance is determined to be uncollectible. The Company recorded a provision for current expected credit losses of $0.2 million and $0 as of December 31, 2025 and 2024, respectively. As of December 31, 2025, the Company had one third-party customer whose accounts receivable balances accounted for more than 57% of total accounts receivable. As of December 31, 2024, the Company had one related party customer whose accounts receivable balance accounted for approximately 86% of total accounts receivable (see Note 6).
Inventory
Inventory is stated at the lower of cost (first-in, first-out method, “FIFO”) or net realizable value. The Company evaluates lower of cost or net realizable value separately for commercial and pre-launch inventory. In evaluating whether inventory is stated at the lower of cost or net realizable value, management considers such factors as the amount of inventory on hand, remaining shelf life and current and expected orders from the Company’s collaboration partners, distributors, and customers. As appropriate, the Company reflects provisions necessary to reduce the carrying value of its inventories to net realizable value.
Property and Equipment
Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, generally five to 10 years. Leasehold improvements are recorded at cost and amortized over the shorter of useful life or term of the lease. Major renewals and improvements are capitalized, while maintenance and repairs are charged to operations as incurred.
Capitalization of Interest
The Company capitalizes interest on capital projects in accordance with ASC 835-20, Capitalization of Interest, which requires the capitalization of interest costs to get certain assets ready for their intended use. The Company capitalizes interest costs on borrowings during the construction period of major construction projects as part of the cost of the constructed assets. Interest is capitalized based on the interest rate applicable to specific borrowings or the weighted average of the rates applicable to other borrowings during the period. Capitalization of interest ceases when the project is substantially complete and ready for its intended use.

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2025 and 2024
Lease Accounting
The Company accounts for leases under ASC 2016-02, Leases (Topic 842). The Company determines if an arrangement is a lease at contract inception. Operating lease assets represent a right to use an underlying asset for the lease term and operating lease liabilities represent an obligation to make lease payments arising from the lease. The Company recognizes operating lease assets and liabilities at the commencement date of the lease based upon the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise those options. The Company uses its incremental borrowing rate, as the rate implicit in the lease is not readily determinable; historically, this rate was based on an estimate of the rate the Company would incur to borrow on a collateralized basis over a similar term in a similar economic environment. For leases entered into subsequent to the adoption of ASC 842, the Company elected the private company practical expedient to use a risk-free discount rate, determined using U.S. Treasury rates with a maturity consistent with the lease term.
Deferred Financing Fees
Deferred financing costs are capitalized and amortized over the term of the related debt using the effective interest method and are presented as a direct reduction of the carrying amount of the associated debt on the balance sheet, with amortization included in interest expense.
Long-Lived Assets
The Company reviews the recoverability of long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. If required, the Company compares the estimated undiscounted future net cash flows to the related asset’s carrying value to determine whether there has been an impairment. If an asset is considered impaired, the asset is written down to fair value, which is based either on discounted cash flows or appraised values in the period the impairment becomes known. The Company believes that long-lived assets are recoverable, and no impairment was deemed necessary at December 31, 2025 and 2024.
Income Taxes
The Company is an LLC and is treated as a partnership for income tax purposes. Income (loss) passes through and is allocated to the members of the Company in accordance with the Operating Agreement. The Company files income tax returns in U.S. federal jurisdiction and certain state jurisdictions. The wholly owned Indian subsidiaries are private limited formed within the India tax laws and pays taxes in accordance with local laws. Income taxes are accounted for using the asset and liability method whereby deferred tax assets and liabilities are determined based on temporary difference between the bases used for financial reporting and income tax reporting purposes. Deferred taxes were not material. The tax years subject to audit are 2018 through 2023. The Company had no material uncertain tax positions at December 31, 2025 and 2024.
Fair Value of Financial Instruments
Certain assets and liabilities of the Company are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2025 and 2024
Level 1 -	Quoted prices in active markets for identical assets or liabilities.

Level 2 -	Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3 -	Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values reflected in the Company’s balance sheets for cash, prepaid expenses and other current assets, accounts payable and accrued liabilities approximate fair value due to their short-term maturities.
Profit Interests Compensation
The Company established two profit participation plans under which profit interests are granted to certain employees in the form of units of Class E Member, LLC and Class F Member, LLC (“Class E Units” and “Class F Units,” respectively). The Company accounts for these units in accordance with ASC Topic 718, Compensation - Stock Compensation (“Topic 718”). Following the March 2025 corporate reorganization (see Note 1), the profit interests awards were contributed to and are legally issued by Holdco; however, the award holders remain employees of the Company, and compensation expense continues to be recognized by the Company as the entity receiving the employee services, with a corresponding capital contribution from Holdco.
Compensation expense is recorded over the vesting period based on valuations and marked to market at each reporting date. For both employee and service provider units, the units vest over the respective vesting period. In most cases, if the Company terminates the relationship, the units may be forfeited. However, certain terminations do not result in forfeitures. Profit interests are recorded as liabilities until they vest and are held for six months becoming mature profit interests. At that time, they are then reclassified to additional members’ capital. The Company recognizes the forfeitures as they occur, based on the fair value of the awards as of the claw back date. The Company records a reversal to the current liability account and credit to the income statement (see Note 15).
Recent Accounting Pronouncements
In July 2025, the Financial Accounting Standards Board issued Accounting Standards Update 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which provides a practical expedient for entities to measure expected credit losses on current accounts receivable and current contract assets within the scope of ASC 606, Revenue from Contracts with Customers. The practical expedient assumes that current conditions as of the balance sheet date remain unchanged for the remaining life of the asset. The guidance is effective for interim and annual reporting periods beginning after December 15, 2025. Early adoption is permitted. The Company is currently evaluating the impact of this standard on the consolidated financial statements.
Reclassifications
The Company has made certain reclassifications, specifically related to the breakout of related party balances within the consolidated balance sheets, consolidated statements of operations and comprehensive loss, and statements of cash flows, to prior year information to conform to the current year presentation. These reclassifications had no impact on net loss, members’ deficit or cash flows as previously reported.

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2025 and 2024
NOTE 3 - RESTATEMENT OF PRIOR FINANCIAL STATEMENTS
In connection with the preparation of the Company’s consolidated financial statements, management identified errors related to the accounting and presentation of certain transactions arising from the acquisitions of Pipan on April 30, 2024 and Kashiv India on January 1, 2024 as well as the accounting for a lease modification related to the Company’s office and laboratory facilities.
The identified errors primarily related to (i) the presentation of consideration transferred, (ii) the classification of cash flows, and (iii) the presentation and allocation of amounts within members’ equity in the consolidated statements of changes in members’ deficit, the consolidated balance sheets, and the consolidated statements of operations and comprehensive loss and (iv) the recognition of a lease modification and related remeasurement of lease-related balances.
With respect to the Pipan acquisition, an error was identified in the presentation of total cash paid of approximately $12.9 million, which was previously presented entirely as consideration transferred for equity interests acquired. Of this amount, approximately $9.6 million was used to settle Pipan’s outstanding debt and accrued interest that existed prior to the acquisition, while the remaining $3.3 million represented consideration transferred for equity interests acquired. As a result of these presentation changes, the Company restated amounts within members’ equity in the consolidated statements of changes in members’ deficit, including the recognition of a $3.1 million reduction to retained earnings, representing the excess of consideration paid over the historical carrying value of the net assets acquired. The Company also restated its consolidated statements of cash flows to reflect the appropriate classification of cash paid between settlement of pre-existing obligations and consideration transferred within financing activities.
With respect to the Kashiv India acquisition, errors were identified in the December 31, 2023 presentation of members’ equity related to the retrospective application of the acquisition, including the allocation of amounts among members’ interest, additional members’ capital, and retained earnings, as well as related balance sheet presentation. The net assets acquired continued to be recorded at their historical carrying values in accordance with common control guidance; however, reclassification among equity components was required. As a result, the Company has restated its previously reported consolidated statement of changes in members’ deficit to correct the presentation of the members’ equity balances as of December 31, 2023. In addition, the Company has revised the classification of cash flows in the consolidated statements of cash flows for the year ended December 31, 2024 to reflect the appropriate presentation within financing activities.
During 2024, the Company entered into an amendment to its lease for manufacturing, research and laboratory facilities located in Piscataway, New Jersey to expand the leased premises and increase future lease payments; however, the related remeasurement of the right-of-use asset and lease liabilities was not reflected in the Company’s 2024 financial statements.
The Company evaluated the errors and determined that the related impact was material to the consolidated financial statements for prior periods and that correction of the errors was significant to the presentation of the consolidated financial statements for the year ended December 31, 2024. A summary of the reclassifications and restatements to the previously reported financial statements presented herein for comparative purposes is included below.

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2025 and 2024
Restated Consolidated Balance Sheet Line Items:
	As of December 31, 2024
	As Previously Reported	Restatement Adjustment	As Restated
ASSETS
Other long-term assets	$6,431,764	$(4,837,033)	$1,594,731
Right-of-use asset, net – related party	3,207,255	3,928,265	7,135,520
Property and equipment, net	60,572,992	(2,715,489)	57,857,503
Total assets	120,418,227	(3,624,257)	116,793,970

LIABILITIES AND MEMBERS’ DEFICIT
Lease liability - short-term – related party	108,524	157,953	266,477
Total current liabilities	21,193,241	157,953	21,351,194
Lease liability - long-term – related party	3,408,722	3,941,930	7,350,652
Total liabilities	574,981,605	4,099,883	579,081,488
Members’ deficit	(454,563,378)	(7,724,140)	(462,287,518)
Total liabilities and members’ deficit	120,418,227	(3,624,257)	116,793,970

Restated Consolidated Statement of Operations and Comprehensive Loss Line Items:
	Year Ended December 31, 2024
	As Previously Reported	Restatement Adjustment	As Restated
Research and development	$58,205,567	$171,618	$58,377,185
Total operating expenses	121,915,437	171,618	122,087,055
Operating loss	(84,200,862)	(171,618)	(84,372,480)
Net loss	(124,545,707)	(171,618)	(124,717,325)
Foreign currency translation adjustment	(3,081,802)	2,188,865	(892,937)
Comprehensive loss	(127,627,509)	2,017,247	(125,610,262)

Restated Consolidated Statement of Changes in Members’ Deficit Line Items:
	As of December 31, 2024
	As Previously Reported	Restatement Adjustment	As Restated
Members’ interest	$481,367,725	$(7,092,741)	$474,274,984
Additional members’ capital	1,429,871	11,909,273	13,339,144
Retained earnings	(932,765,022)	(14,729,537)	(947,494,559)
AOCI	(4,595,952)	2,188,865	(2,407,087)
Total members deficit	(454,563,378)	(7,724,140)	(462,287,518)

	As of December 31, 2023
	As Previously Reported	Restatement Adjustment	As Restated
Members’ interest	$481,367,725	$(7,092,741)	$474,274,984
Additional members’ capital	639,201	11,909,273	12,548,474
Retained earnings	(802,159,182)	(4,816,532)	(806,975,714)

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2025 and 2024
Restated Consolidated Statement of Cash Flows Line Items:
	Year ended December 31, 2024
	As Previously reported	Restatement Adjustment	As Restated
Cash flows from operating activities
Net loss	$(124,545,707)	$(171,618)	$(124,717,325)
Right-of-use- asset amortization – related party	171,491	171,618	343,109
Other long-term assets	(5,788,615)	(2,188,865)	(7,977,480)
Net cash used in operating activities	(101,388,389)	(2,188,865)	(103,577,254)

Cash flows from investing activities
Acquisition of business, net of cash acquired (Kashiv Biosciences Pvt Ltd)	(11,168,662)	11,168,662	-
Acquisition of business, net of cash acquired (Pipan)	(12,910,000)	12,910,000	-
Asset Assignment from Shivanka Research, LLC	(500,000)	500,000	-
Net cash used in investing activities	(50,093,981)	24,578,662	(25,515,319)

Cash flows from financing activities
Acquisition of business, net of cash acquired (Kashiv Biosciences Pvt Ltd)	-	(11,168,662)	(11,168,662)
Acquisition of business, net of cash acquired (Pipan)	-	(3,310,000)	(3,310,000)
Repayment of acquired debt (Pipan)	-	(9,600,000)	(9,600,000)
Asset assignment from Shivanka Research, LLC	-	(500,000)	(500,000)
Net cash provided by financing activities	156,030,000	(24,578,662)	131,451,338

Foreign currency impact on cash	(3,081,802)	2,188,865	(892,937)

NOTE 4 - COMMON CONTROL TRANSACTIONS (AS RESTATED)

Kashiv Biosciences Private Limited Acquisition

On January 1, 2024, the Company acquired 100% of the outstanding shares of Kashiv Biosciences Private Limited (“Kashiv India”) from Shivanka Research LLC (“Shivanka”), a company controlled by the ultimate owners of Kashiv, for approximately $12.2 million.

The following is a summary of assets, liabilities, and equity of the acquirer and acquiree as of December 31, 2023:

	Kashiv (1)	Kashiv India (2)	Eliminations (3)	Adjusted Balance (4)

Assets	$44,203,082	$17,821,438	$(5,518,592)	$56,505,928
Liabilities	378,042,007	5,648,919	(5,518,592)	378,172,334
Equity	(333,838,925)	12,172,519	-	(321,666,406)

(1)	Balances represent Kashiv Biosciences, LLC’s asset, liabilities, and equity balances as previously reported as of December 31, 2023.

(2)	Balances represent Kashiv India’s asset, liabilities, and equity balances as of December 31, 2023.

(3)
Balances represent intercompany eliminations between the combing entities, Kashiv Biosciences, LLC and Kashiv India as of December 31, 2023, prior to combination which are eliminated from the combined financial statements.

(4)	Balances represent the retrospectively adjusted consolidated asset, liabilities, and equity balances as of December 31, 2023.

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2025 and 2024
This acquisition was considered a transaction between entities under common control. Accordingly, the net assets acquired were recorded at amounts based on the historical carrying value as of the acquisition date.

Amneal Biosciences Private Limited Acquisition

On April 30, 2024, the Company through its subsidiary Kashiv Biosciences Private Limited, acquired 100% of the outstanding shares of Pipan, registered as Kashiv Research Private Limited upon acquisition, a private limited company incorporated under the Indian Companies Act, 2013 and a wholly owned subsidiary of Amneal Pharmaceuticals Inc. (“Amneal”). As of the date of this acquisition, certain investors in the Company, including executive officers of Amneal, beneficially owned a combined majority equity interest in both the Company and Amneal, either directly or through certain revocable or irrevocable trusts established for the benefit of their immediate families.

Total cash of approximately $12.9 million was paid in connection with the acquisition. Of this amount, approximately $9.6 million was used to settle Pipan’s outstanding debt and accrued interest that existed prior to the acquisition. The remaining $3.3 million represented consideration transferred to Amneal for the equity interests acquired.

This acquisition was considered a transaction between entities under common control. Accordingly, the net assets acquired were recorded at amounts based on the historical carrying value as of the acquisition date. The carrying value of the net assets acquired as of the acquisition date was $0.2 million. Pursuant to common control guidance, the Company recorded a reduction to equity of $3.1 million, included in retained earnings in the accompanying consolidated statements of changes in members’ deficit, representing the net carrying amount of the net assets acquired less the consideration paid.

NOTE 5 - LICENSE AGREEMENTS

License Agreement with Alvotech hf.

On September 28, 2023, the Company entered into a Product Licensing and Supply Agreement with Alvotech hf. (“Alvotech”) granting Alvotech the exclusive rights to obtain regulatory approval for and commercialize a biosimilar to XOLAIR® (omalizumab) in the European Union, the United Kingdom, Australia, Canada, and New Zealand (the “Alvotech License Agreement”). Under the agreement, the Company performs certain research and development activities and provides dossier-related support, while Alvotech is responsible for regulatory approval, commercialization, marketing, and sales activities in the territory. The term of the Alvotech License Agreement is 10 years, commencing upon commercial launch of the product.

In connection with execution of the agreement, the Company received a nonrefundable upfront payment of $3.0 million and potential future milestone payments totaling up to $25.0 million upon the achievement of specified developmental, regulatory, and commercial milestones within agreed upon timelines. The Alvotech License Agreement also provides for royalty payments based on net sales of the product, subject to specified deductions. During the year ended December 31, 2025 and 2024, Kashiv recognized $8.6 million and $3.9 million, respectively, of milestone revenue related to additional developmental milestones under this agreement.

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2025 and 2024
License Agreement with Amneal Pharmaceuticals Inc

On July 1, 2024, the Company and Amneal entered into an exclusive license and commercialization agreement to distribute and sell omalizumab, a biosimilar to XOLAIR®, in the United States and India. The Company is responsible for development, regulatory filings, obtaining FDA approval, and manufacturing of the product, while Amneal is responsible for marketing, selling, and pricing activities. The term of the agreement is 10 years from the respective product’s launch date and automatically renews for successive three-year terms unless either party provides written notice of termination.

In connection with execution of the agreement, the Company received a nonrefundable payment of $10.0 million and potential future milestone payments totaling up to $75.0 million upon the achievement of specified developmental, regulatory, and commercial milestones within agreed upon timelines. In addition, the agreement provides for Kashiv to receive a profit share of up to 45% of net profits, after deducting manufacturing, marketing, royalty, and shipping costs, as defined in the agreement.

During the year ended December 31, 2024, the Company recognized revenue related to the upfront payment of $10.0 million and an additional $10.0 million associated with the first developmental milestone achieved under the agreement. During the year ended December 31, 2025, Kashiv recognized $17.5 million of milestone revenue related to additional developmental milestones under this agreement.

In May 2025, Amneal and the Company entered into a separate license agreement for the development and commercialization of Carfilzomib (the “Carfilzomib License Agreement”). Under the agreement, Amneal is responsible for development, regulatory approval, and commercialization of the product, while the Company retains ownership of the underlying intellectual property. The term of the Carfilzomib License Agreement is 10 years commencing from the product’s launch date in the United States.

In connection with execution of the agreement, the Company was entitled to a nonrefundable upfront payment of $2.0 million and is eligible to receive future milestone payments totaling up to $23.0 million, consisting of regulatory approval, commercial launch, and sales-based milestones. In addition, the Carfilzomib License Agreement provides for the Company to receive a profit share of up to 50% of net profits, after deducting manufacturing and other allowable costs, as defined in the agreement. During the year ended December 31, 2025, Kashiv recognized revenue related to the upfront payment of $2.0 million.

License Agreement with Intas Pharmaceuticals Limited

On December 16, 2025, the Company entered into an exclusive license agreement with Intas Pharmaceuticals Limited (“Intas”) granting Intas the exclusive rights to seek regulatory approval for and commercialize Lanreotide in Europe and India (the “Intas License Agreement”). Under the agreement, the Company is responsible for delivering a complete regulatory dossier package to support Intas’s filings, while Intas is responsible for regulatory approval, commercialization, and marketing activities in the licensed territories. Upon achieving regulatory approval, the Company will be responsible for manufacturing and supplying drug substance to Intas. The term of the Intas License Agreement commences upon commercial launch of the product and includes customary renewal provisions.

In connection with execution of the agreement, the Company was entitled to a nonrefundable upfront payment of $1.2 million and is eligible to receive future development, regulatory, launch, and sales-based milestone payments totaling up to approximately $23.5 million, contingent upon the achievement of specified regulatory and commercial milestones, including annual net sales thresholds. During the year ended December 31, 2025, the Company recognized revenue related to the upfront payment of $1.2 million and an additional $1.2 million associated with the first developmental milestone achieved under the agreement.

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2025 and 2024
The following table summarizes the change in deferred revenue:

	Years Ended December 31,
	2025	2024

Balance at the beginning of the period	$16,635,993	$6,098,964
Deferral of revenue	215,654	13,620,107
Recognition of unearned revenue	(16,326,647)	(3,083,078)

Balance at the end of the period	$525,000	$16,635,993

As of December 31, 2024, the Company recorded $13.5 million of deferred revenue related to related party arrangements, and no related party revenue was recognized from deferred revenue in that year. During 2025, the Company recognized $13.5 million of revenue that had been included in deferred revenue related to related party arrangements as of December 31, 2024, with no additional related party revenue deferred during the year.

NOTE 6 - RELATED-PARTY TRANSACTIONS

The Company has various business arrangements with related parties that are affiliates due to common ownership. Certain holders of equity interests in the Company, including members of management, directly or indirectly hold ownership interests in these entities and may also serve in governance roles, including as members of the Board of Managers.

The Company utilizes management services from a related party to perform back-office and support functions. For the years ended December 31, 2025 and 2024, total expenses for both years included in selling, general and administrative expenses were $0.8 million. As of December 31, 2025 and 2024, accounts payable to this related party was $0.6 million and $0.07 million, respectively.

The Company utilizes management services from a related party for business development, legal and treasury functions. Total expenses included in selling, general and administrative expenses were $0.5 million and $0.3 million for the years ended December 31, 2025 and 2024, respectively. As of both December 31, 2025 and 2024, accounts payable to this related party was $0.1 million.

The Company entered into various product development agreements with a related party whereby the Company would be entitled to milestone payments based on defined development steps and commercial revenue and royalties once marketed on these developed products, as well as revenue earned for administrative support. The milestones are fixed amounts per defined development steps and are captured under contract research revenue in the consolidated statements of operations and comprehensive loss. Royalties are calculated based upon a contractual percentage of gross profits calculated on a product per product basis for those products marketed and is captured under royalty revenue in the consolidated statements of operations and comprehensive loss. CMO revenue is earned on each unit sold to the related party at its agreed upon supply price. At times, the Company incurs expenses related to these products and the expense was reimbursed by the related party. The Company earned $12.0 million and $9.9 million of CMO revenue in 2025 and 2024, respectively. The Company earned royalty revenue of approximately $14.2 million and milestone revenue of $23.0 million in 2025 and $16.0 million and milestone revenue of $9.4 million in 2024. During 2025, the Company recognized $13.5 million of revenue from this related party that was included in deferred revenue as of December 31, 2024. Accounts and other receivables due from the related party for milestones, royalties and pass through expenses were $5.1 million and $7.1 million as of December 31, 2025 and 2024, respectively.

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2025 and 2024
During 2024, the Company received proceeds of $159.9 million from a secured credit line promissory note from an affiliated party and paid $24.0 million in interest. As of December 31, 2025 and 2024, the Company had a notes payable balance of $0.0 million and $465.8 million, respectively. Interest payable to the affiliated party was $0.0 million and $53.2 million as of December 31, 2025 and 2024, respectively. For the years ended December 31, 2025 and 2024, the Company incurred $11.6 million and $38.2 million, respectively, in interest that was expensed related to this note (see Note 13).

The Company rents office, manufacturing and laboratory space from a related party for their Piscataway location (see Note 10). For the years ended December 31, 2025 and 2024, the Company paid $0.6 million and $0.4 million, respectively. The ROU asset amounts related to this lease were $6.6 million and $7.1 million as of December 31, 2025 and 2024, respectively.

The Company charges a related party for the use of the parking lot at the Piscataway location through December 31, 2024. The Company recognized $0.1 million for the year ended December 31, 2024.

During 2020, the Company entered into a contract with a related party whereby the Company would provide clinical operations and project management consulting services in connection with specified projects being performed by the related party. These services include coordination with clinical and participating sites, executing site visits, reviewing, and finalizing site visits reports, review of clinical study reports, and reviewing FDA correspondence. For the years ended December 31, 2025 and 2024, revenue from this related party was $2.0 million and $1.5 million, respectively. Accounts receivable from this related party was $0.2 million and $0.1 million as of December 31, 2025 and 2024, respectively.

In 2024, a related party assigned the rights to the development of a product to the Company for consideration of $0.5 million. The related party held a note payable of $3.9 million which was assigned to the Company in 2024. The Company provided research and development related services to the related party in the years ended December 31, 2025 and 2024, recognizing revenue totaling $0 million and $0.3 million. Accounts receivable from this related party was $0 million and $0.3 million as of December 31, 2025 and 2024, respectively.

NOTE 7 - INVENTORIES

The following are the major classes of inventory at December 31, 2025 and 2024:

	2025	2024

Raw material and packaging components	$8,270,320	$14,088,757
Work-in-process	8,528,022	3,757,644
Finished goods	600,433	1,918,858

Gross inventories	17,398,775	19,765,259

Less: reserve for obsolescence	(6,082,918)	(5,709,232)

Inventories	$11,315,857	$14,056,027

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2025 and 2024
NOTE 8 - PREPAIDS AND OTHER CURRENT ASSETS

The following lists the detail of prepaid expenses at December 31, 2025 and 2024:

	2025	2024

Tax receivable	$8,323,306	$4,613,676
Material and supplies	4,226,068	1,177,631
Licenses and subscriptions	1,140,675	1,166,343
Services	756,629	603,659
Payroll advance	936,941	-
Other prepaids	812,448	702,518

	$16,196,067	$8,263,827

NOTE 9 - PROPERTY AND EQUIPMENT (AS RESTATED)

At December 31, 2025 and 2024, the Company’s property and equipment, net of accumulated depreciation and amortization consists of:

	2025	2024

Machinery and equipment	$37,500,957	$35,580,402
Leasehold improvements	36,240,357	36,258,786
Furniture and fixtures	1,353,143	1,434,237
Computer software	93,400	95,317
Computer hardware	984,881	901,235
Vehicle	117,431	-
Land	2,150,598	2,261,281
Capital assets in progress (including capitalized interest)	78,138,668	40,340,740

	156,579,435	116,871,998

Less: accumulated depreciation and amortization	(61,702,176)	(59,014,495)

	$94,877,259	$57,857,503

Depreciation and amortization expense for the years ended December 31, 2025 and 2024 was $3.0 million and $4.1 million, respectively.

Capitalized interest costs with respect to qualifying construction projects were $3.3 million as of December 31, 2025.

NOTE 10 - LEASES (AS RESTATED)

The Company has operating leases for office, manufacturing, laboratory, and warehousing space with remaining lease terms between one and 20 years in New Jersey and Illinois.

The Company leases office, manufacturing and quality control facilities in Chicago, Illinois under a lease, which was executed in September 2011 and expired in March 2024. The option to extend was exercised with the new lease term ending in March 2029. Monthly payments under the new lease, which increase annually, are approximately $0.5 million through 2025.

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2025 and 2024
There is a separate lease with a university in Chicago, whose campus the building resides on, granting dock access for deliveries that expired July 31, 2024. The Company renewed the lease to extend the term to March 31, 2029. The Company is obligated to pay its portion of common area maintenance, taxes, and other costs under the lease agreement described above. Rent expense exclusive of common area maintenance, taxes, and other costs under the above leases for the year ended December 31, 2025 was $0.01 million.

In November 2024, the Company executed a new lease for warehouse space in Somerset, NJ. The payments under this lease, which increase annually, are currently $0.3 million per annum. The lease expires in January 31, 2030.

The Company has a related party lease for manufacturing, research and laboratory facilities located in Piscataway, New Jersey. Monthly payments, which increase every three years under the lease, are approximately $0.06 million through 2025, and will increase to $0.08 million through 2035. See Note 6.

The following assets and liabilities relating to operating leases are presented on the Company’s consolidated balance sheets as of December 31, 2025 and 2024:

	2025	2024
Assets
Operating lease ROU assets in non-current assets (including $6.6 million and $7.1 million, respectively, of lease with related party)	$19,542,446	$23,501,352

Liabilities
Operating lease liabilities in current liabilities (including $0.5 million and $0.3 million, respectively, of lease with related party)	4,844,381	4,166,472
Operating lease liabilities in non-current liabilities (including $6.9 million and $7.3 million, respectively, of lease with related party)	16,927,291	21,447,344

Operating lease cost totaled $5.6 million and $4.6 million for the years ended December 31, 2025 and 2024, respectively. Operating cash flows from operating leases totaled $5.4 million and $4.9 million for the years ended December 31, 2025 and 2024.

The weighted average remaining lease term of the Company’s operating leases was 5.4 years and 5.3 years at December 31, 2025 and 2024, respectively, and the weighted average discount rate was 4.39% and 5.9% respectively.

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2025 and 2024
Maturities of operating lease liabilities as of December 31, 2025, were as follows:

Years Ending December 31,	Amount

2026	$5,688,940
2027	5,699,348
2028	5,151,069
2029	2,186,225
2030	939,947
Thereafter	4,960,920

Total future minimum operating lease payments	24,626,449

Less: imputed interest and foreign exchange loss	2,854,777

Present value of operating lease liabilities	$21,771,672

NOTE 11 - ACCRUED LIABILITIES

At December 31, 2025 and 2024, accrued liabilities consists of:

	2025	2024

Vendor invoices	$3,018,558	$2,362,987
Payroll	1,498,262	1,081,615
Vacation payable	1,031,488	1,130,696
Bonus	3,040,377	1,790,711
Other liabilities	591,297	1,732,163

	$9,179,982	$8,098,172

NOTE 12 - COMMITMENTS AND CONTINGENCIES

Legal

From time to time, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of the Company’s business activities. Currently, the Company is not aware of any such legal proceedings or claims. The Company is not aware of any other claim or litigation, the outcome of which, if determined adversely to the Company, would have a material effect on the Company’s financial position or results of operations.

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2025 and 2024
NOTE 13 - DEBT

At December 31, 2025 and 2024, the Company’s total debt consists of:

	2025	2024

Secured credit notes - related parties	$-	$465,794,699
Term loan credit agreement	155,212,822	-
Rupee term loan facility	7,251,491	-
Subtotal	162,464,313	465,794,699
Less: unamortized debt issuance costs and discount	(11,671,285)	-
Total debt and long-term notes payable	150,793,028	465,794,699
Current portion of debt and long-term notes payable	1,500,000	-
Long-term portion of debt and notes payable	$149,293,028	$465,794,699

Secured Credit Notes- Related Party

During 2024, the Company had secured credit notes with an affiliated/related party. These notes are secured by the properties and assets of the Company. The collateral includes all rights, title, and interest of the Company, whether now owned or hereafter acquired. The notes also contain other representations, warranties, and financial and non-financial covenants, customary for an issuance of notes of this nature. The notes bear 10% non-compounding annual interest.

During Q1 2025, Kashiv received an additional $29.7 million in loans to fund operations under the existing note for the year. In connection with the corporate reorganization completed in March 2025, the outstanding balance of this credit funding loan, together with related accrued interest, was assigned to the Company’s parent entity, and the related security interest in the Company’s assets was terminated as described in Note 1. Accordingly, as of December 31, 2025, the Company did not have any outstanding notes payable or accrued interest related to this arrangement.

For the years ended December 31, 2025 and 2024, the Company incurred $11.6 million and $38.2 million, respectively, in interest expense related to these notes.

Term Loan Credit Agreement

On April 2, 2025 (the “Closing Date”), the Company entered into a Term Loan Credit Agreement (the “Credit Agreement”) with a syndicate of lenders, pursuant to which the Company obtained term loan financing consisting of (i) an aggregate principal amount of up to $110.0 million of closing date term loans (the “Closing Date Term Loans”), which were funded on the Closing Date, and (ii) an aggregate principal amount of up to $40.0 million of delayed draw term loans (the “Delayed Draw Term Loans,” and together with the Closing Date Term Loans, the “Term Loans”), which may be drawn at the Company’s election, subject to the terms and conditions of the Credit Agreement. Once repaid or prepaid, amounts borrowed under the Term Loans may not be reborrowed. The Delayed Draw Term Loans were drawn on November 24, 2025.

The Term Loans mature on the fifth anniversary of the Closing Date, unless earlier repaid in accordance with the terms of the Credit Agreement. The obligations under the Credit Agreement are secured by substantially all of the assets of the Company and a pledge of 65% of the equity interests of its foreign subsidiaries.

Borrowings under the Credit Agreement bear interest, at the Company’s option, at a rate equal to (i) adjusted secured overnight financing rate (“SOFR”) plus an applicable margin or (ii) a base rate plus an applicable margin. For the first six quarters following the Closing Date, the Company may elect to pay up to 60% of the interest as payment-in-kind (“PIK”) interest, which is capitalized and added to the outstanding principal balance. During the year ended December 31, 2025, the Company elected to pay a portion of interest in PIK, resulting in approximately $6.1 million of PIK interest being capitalized. Interest is payable in arrears, and scheduled principal amortization commenced during 2025.

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2025 and 2024
The Credit Agreement permits voluntary prepayments of the Term Loans, subject to certain prepayment premiums and make-whole provisions. The Credit Agreement also includes mandatory prepayment provisions requiring the application of a portion of excess cash flow and certain asset disposition proceeds to repay outstanding Term Loans.

During 2025, the Company entered into an amendment to the Closing Payment Letter that eliminated certain upfront fees related to the Delayed Draw Term Loan commitments. The amendment did not result in the recognition of any gain or loss.

In connection with the issuance of the Closing Date Term Loans, the Company incurred $9.0 million of upfront commitment fees and other transaction-related costs, which are presented as a reduction to the carrying amount of the related debt and amortized to interest expense over the term of the Term Loans using the effective interest method. The effective interest rate is approximately 13% over the life of the Term Loans. As of December 31, 2025, unamortized debt issuance costs of $8.1 million related to the Closing Date Term Loans and the Delayed Draw Term Loans were presented as a direct reduction to long-term debt in the accompanying balance sheets.

The Credit Agreement contains customary affirmative and negative covenants, including restrictions on additional indebtedness, liens, asset dispositions, investments, dividends, and other restricted payments. As of December 31, 2025, the Company was in compliance with all covenants under the Credit Agreement.

Warrants Issued in Connection with Term Loans

In connection with the issuance of the Closing Date Term Loans and the Delayed Draw Term Loans, Holdco issued warrants to the Term Lenders to purchase an aggregate of 4,930,353 Class B Units, consisting of 3,632,008 Class B Units issued to the Closing Date Term Lenders and 1,298,345 Class B Units issued in connection with the Delayed Draw Term Loans. The warrants have an exercise price of $0.01 per unit, a contractual term of seven years, and expire on April 2, 2032. The warrants are exercisable, in whole or in part, at the option of the holders.

Although the warrants were legally issued by Holdco, they were issued in connection with the Company’s debt financing, and accordingly the Company recorded the fair value of the warrants at issuance of $2.1 million as a debt discount, which reduces the carrying amount of the related Term Loans and is amortized to interest expense over the contractual term of the Term Loans using the effective interest method.

Rupee Term Loan Facility

On November 1, 2025, the Company entered into a Rupee Term Loan Facility Agreement (the “Common Rupee Loan”) through its subsidiary Pipan, with a commercial bank, providing for aggregate commitments of up to $ 72.0 million to finance project capital expenditures, including building, equipment and construction activities. The Common Rupee Loan also includes $44.4 million Letter of Credit sub-facility (the “LC Facility”), which is a sub-limit within the overall $72.0 million commitment and does not represent additional borrowing capacity.

Under the LC Facility, letters of credit may be issued on behalf of the Company in favor of equipment and construction suppliers. Upon drawing under a letter of credit, the issuing bank pays the beneficiary, and the amount paid is automatically converted into a loan to the Company with an amount equal to the face value of the letter of credit drawn. The available commitments under the Common Rupee Loan are reduced by the amount of outstanding letters of credit and letters of credit - converted loans.

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2025 and 2024
Borrowings under the Common Rupee Loan accrue interest at a variable rate based on the applicable benchmark rate, as defined in the Common Rupee Loan, plus an applicable margin linked to the Company’s credit rating. Interest is payable on each scheduled interest payment date. The Common Rupee Loan also provides for supplemental penalty interest in the event of covenant breaches or administrative non-compliance. The facility includes a 12 month principal moratorium following the Scheduled Commercial Operations Date, with amortization beginning in April 2028.

In addition to interest on outstanding borrowings, the Company is required to pay (i) a non-refundable, one-time upfront fee of 0.65% of the sanctioned amount plus applicable Goods and Services Tax (“GST”) as specified in the Sanction Letter, and (ii) a closing fee as prescribed by the lender. The Common Rupee Loan further requires the Company to pay a commitment fee of 0.50% per annum on any Drawdown Shortfall Amount, calculated quarterly based on average utilization during the quarter and collected semiannually in September and March.

In connection with the issuance of the Common Rupee Loan, the Company incurred debt issuance costs of $1.6 million, which are presented as a reduction to the carrying amount of the related debt and amortized to interest expense over the term of the facility using the effective interest method. The effective interest rate is 12% over the life of the Common Rupee Loan.

The Common Rupee Loan is secured by substantially all of the assets of Pipan and is subject to customary affirmative and negative covenants, including restrictions on additional indebtedness, liens, asset dispositions, investments, and distributions. As of December 31, 2025, the Company was in compliance with all covenants under the Common Rupee Loan.

At December 31, 2025, the outstanding balance due under the Common Rupee Loan was $7.3 million all of which is classified as non-current liabilities on the balance sheet. Accrued interest on the facility as of December 31, 2025, was zero, as all interest incurred for the year was paid on December 31, 2025.

The following table represents future principal maturities for debt:

Years Ending December 31,	Amount

2026	$1,500,000
2027	1,500,000
2028	8,751,491
2029	1,500,000
2030	149,212,822
Thereafter	-

$162,464,313

NOTE 14 - EMPLOYEE BENEFIT PLAN

The Company sponsors a defined contribution retirement plan. All of the Company’s employees are eligible to be enrolled in the employer-sponsored contributory retirement savings plan, which include features under Section 401(k) of the Internal Revenue Code of 1986, as amended, and provides for company matching contributions. The Company’s contributions to the plan are determined by its Board of Managers subject to certain minimum requirements as specified in the plan. During the years ended December 31, 2025 and 2024, the Company matched 50% of employee contributions up to a maximum of 6% of employee contributions, resulting in expense of approximately $0.5 million and $0.3 million, respectively.

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2025 and 2024
NOTE 15 - CAPITAL STRUCTURE

As of December 31, 2025, the Company has a single class of Common Units as defined in the Tenth Amended and Restated Limited Liability Company Agreement. The Company had 1,000,000 Common Units authorized, issued, and outstanding as of that date. Holders of Common Units are entitled to participate in distributions when and if authorized in accordance with the Company’s operating agreement. No distributions were declared or paid during the year ended December 31, 2025.

Impact of Corporate Reorganization

In March 2025, the Company completed a corporate reorganization, as described in Note 1.

Prior to the March 2025 reorganization, the Company’s equity structure consisted of multiple classes of membership interests governed by the Ninth Amended and Restated Limited Liability Company Agreement. Class A-1 and Class A-2 Units represented the principal capital interests in the Company. Class A-1 Units were entitled to a cumulative, non-compounded rate of return of 10% on unreturned contributed capital. Other than the capital invested in the Company by the Class A-2 Members in connection with the purchase of their Class A-2 Units, the Class A-1 members have funded all capital contributions since inception.

Class G Units were held by a related party and did not earn preferred returns. Upon the occurrence of a qualifying capital transaction, Class G Units were entitled to receive a fixed distribution after satisfaction of obligations to the Class A Members.

Class E Units were held by Kashiv Class E Member LLC and were segregated, at its discretion, into Series 1, Series 2, and Series 3. Class E Series 1 Units represented the original units issued and vested at a rate of 25% annually. Class E Series 2 Units were fully vested at the time of issuance. Class E Series 3 Units generally vested at a rate of 25% annually, although certain issuances vested pursuant to employment agreements.

Profit Participation Units (“PPUs”) were subject to vesting and forfeiture provisions tied to continued employment. Both vested and unvested PPUs were forfeited upon termination of employment under certain circumstances, including termination by the Company for cause. In addition, the Company retained the option, in certain circumstances, to redeem vested PPUs at their then fair market value, as defined in the operating agreement. PPU holders participated in distributions of net proceeds upon the occurrence of certain qualifying capital transactions, including a sale of the Company or all or substantially all of its assets, an initial public offering, or an exclusive assignment of substantially all rights to any product of the Company other than in the ordinary course of business.

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2025 and 2024
The table below reflects the number of equity units issued and outstanding at December 31, 2025 and December 31, 2024.

Class of Units	2025	2024

Class A-1 Units	-	281,000,000
Class A-2 Units	-	5,734,693
Class G Units	-	3,000,000
Class E Series 1 Units	-	5,822,500
Class E Series 2 Units	-	16,036,735
Class E Series 3 Units	-	1,693,500
Class F	-	314,900
Common units	1,000,000	-

Total units outstanding	1,000,000	313,602,328

The following is a summary of the Class E and Class F activity for the years ended December 31, 2025 and 2024; the PPUs are legally issued by Holdco, LLC but relate to employee services provided to Kashiv.

	Class E Series 1		Class E Series 2		Class E Series 3		Class F
	Units	Fair Value	Units	Fair Value	Units	Fair Value	Units	Fair Value
Outstanding at January 1, 2024	5,807,500	$0.47	16,036,735	$0.48	-	$-	657,400	$0.47
Issued	20,000	$0.51	-	$0.51	2,206,000	$0.51	-	$0.51
Forfeited	(5,000)	$0.51	-	$0.51	(512,500)	$0.51	(342,500)	$0.51
Outstanding at December 31, 2024	5,822,500	$0.51	16,036,735	$0.51	1,693,500	$0.51	314,900	$0.51
Issued	25,000	$0.34	-	$0.34	3,056,000	$0.34	-	$0.34
Forfeited	(552,500)	$0.34	-	$0.34	(180,000)	$0.34	-	$0.34

Ending balance, December 31, 2025	5,295,000	$0.34	16,036,735	$0.34	4,569,500	$0.34	314,900	$0.34

The number of vested units as of December 31, 2025 and 2024, for Class E Series 1, was 5,080,000 and 5,057,500, respectively; for Class E Series 2, the number of vested units was 16,036,735 as of both December 31, 2025 and 2024; and for Class E Series 3, the number of vested units was 1,742,000 and 787,750, respectively. The vested fair value of the Class E Series 1, Class E Series 2, and Class E Series 3 units was $1.7 million, $5.5 million, and $0.6 million, respectively, as of December 31, 2025, and $2.5 million, $8.2 million, and $0.4 million, respectively, as of December 31, 2024.

The number of vested units as of December 31, 2025 and 2024, for the Class F Member, was 314,900 at both December 31, 2025 and 2024. The vested fair value of the Class F Member units was $0.1 million as of December 31, 2025 and $0.2 million as of December 31, 2024.

Kashiv BioSciences, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2025 and 2024
The fair value of the PPU awards was estimated using a valuation model that incorporates assumptions regarding volatility, risk-free interest rates, dividend yield, and discounts for lack of marketability. The following tables present the weighted-average assumptions used to estimate the grant-date fair value of employee Common Unit awards for the years ended December 31, 2025 and 2024.

Assumption	2025	2024

Risk-free rate	3.5%	4.4%
Expected volatility	155.0%	135%
Dividend yield	0.0%	0.0%
Discount for lack of marketability	50.0%	55.0%

For the years ended December 31, 2025 and 2024, the Company recognized $ $0.7 million for each year of non-cash profit interests compensation expense related to Class E-1 and E-3 Units.

NOTE 16 - SUBSEQUENT EVENTS

In the preparation of its consolidated financial statements, the Company completed an evaluation of the impact of any other subsequent events through June 1, 2026, which represents the date these consolidated financial statements were available for issuance.

On December 4, 2025 the Company entered into a lease agreement with a Lease Term Commencement date of January 1, 2026 with STAG Industrial Holdings, LLC, for 102,610 square feet of manufacturing space at 100 New England Avenue, Piscataway, NJ. The lease term runs until September 30, 2036 with a one-time option to extend for another 10 years. The lease required a $4 million letter of credit to be issued prior to the Lease Term Commencement date, which is reflected as Restricted cash in the December 31, 2025 balance sheet.

During the first four months of 2026, the Company received multiple capital contributions from Intermediate Holdco, LLC totaling approximately $34.8 million to fund operations and for general corporate purposes.

On April 18, 2026, Intermediate distributed its ownership interest in the Company to Holdco, and Holdco subsequently distributed such interests to certain members. The transaction was accounted for as an equity transaction among entities under common control.

On April 21, 2026, the Company entered into a definitive agreement (the “Agreement”), with Amneal, pursuant to which Amneal has agreed to acquire 100% of the outstanding membership interests of the Company (the “Acquisition”) in a transaction with consideration that includes $375 million of cash and 28,942,108 shares of Amneal’s Class A common stock at closing, plus up to $350 million in potential payments based on the achievement of certain regulatory milestones, potential royalties based on commercial milestones. The transaction is subject to approval by Amneal’s shareholders, receipt of applicable regulatory approvals, and satisfaction of other customary closing conditions, and is expected to close in the second half of 2026.